Credit Suisse
For internal use only

P-00320

Policy

AI Insider Trading and Restricted List Policies and Procedures and

AI Conflicts Clearance Procedures

Valid from	01.04.2008	Version 1.0
Issuing Unit	Legal and Compliance Department
Author	Lauren Pugliese
Contact Names	LCD Contacts: LCD Control Room:	Eileen Ryan, Louise Guarneri, Roger Machlis General Number 212-325-7961 Matt Caudill, Lauren Pugliese
Related Guidelines
Replaces	2005-36AM; P-30002; P-30005
Original Language	English
Scope/Recipients	Alternative Investments Employees

Summary

This policy establishes guidelines to prevent the misuse of and manage the flow of nonpublic information in connection with portfolio investments and transactions in securities, loans and other financial instruments made by AI public-side employees.

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Table of Contents

1.	Scope	4

2.	Background	4

3.	Overview of the Guidelines	4

4.	Defined Terms	5

5.	General Policy on Prevention of Insider Trading	6

6.	Restricted List Procedures	7

7.	“Big Boy” Letters	8

8.	Specific Guidelines Applicable to the Leveraged Investment Group and Existing or to Be Formed Direct

	Hedge Funds	8

9.	Safeguarding Confidential Information	10

10.	Conflicts Clearance	11

1.	Scope

This policy applies to Alternative Investments public-side employees.

2.	Background

AI employees must handle Credit Suisse (“CS”) proprietary and confidential information with integrity and discretion. When in possession of nonpublic information provided to or created by the Bank, AI employees must take certain basic precautions to maintain its confidentiality as set forth below. In addition, AI employees are reminded that the Bank has established Information Barriers to separate AI public-side employees (i.e., employees in the Leveraged Investments Group, fund of hedge fund investments and existing or to-be formed direct hedge fund complexes (“AI public-side employees”)) from AI private-side employees (i.e., employees in the private equity, mezzanine, venture capital, secondary, real estate, and customized funds complexes and the Private Fund and Real Estate Private Fund Groups (“AI private-side employees”)). The Bank has also established Information Barriers between AI public-side employees and the employees of the other private-side businesses of the Bank (e.g., CIBD) and AI private-side employees and the employees of the other public-side businesses of the Bank (e.g., sales, trading and research).

3.	Overview of the Guidelines

The guidelines set forth below are primarily designed to:

¡	Manage the flow of information within the public-side of AI;
¡	Minimize those occasions when access to material nonpublic information occurs for public-side employees of AI; and
¡	When it does occur, prevent the misuse of such information.

In addition, these guidelines help the Bank identify and manage potential conflicts that it faces as a global, multi-service financial institution.

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4.	Defined Terms

A.    Company

Company refers to a company with publicly traded securities including 144A-traded securities (whether debt or equity) or a privately held company with an announced future public offering of securities.

B.    Public Information

Public Information consists of information that is generally available in the public domain, including press releases, reports and financial statements filed with the SEC (such as prospectuses, proxy statements, 10-Ks, 10-Qs and 8-Ks) and information published in media sources, such as Bloomberg, Reuters, CNBC, television news, daily newspapers, periodicals, journals and industry publications (such as Gold Sheets or Loan Week). AI public-side employees who are uncertain whether information they possess is “public” should consult the Legal and Compliance Department (“LCD”).

C.    Confidential Information

Confidential Information is any information about a Company or issuer of securities or other financial instruments that is not public information provided to the Bank by an external source (such as a client, prospective client or other third party) with the expectation that the information will be kept confidential and used solely for the business purposes for which it was conveyed by the external source. Typically, such information is provided to AI public-side employees directly by a Company or its agent pursuant to the terms of a confidentiality agreement. Less frequently, AI public-side employees may receive Confidential Information from other market professionals or clients themselves. For purposes of these guidelines, there are two categories of Confidential Information:

(i)    Lender Syndicate Information

Lender Syndicate Information is information that an agent bank has made available to all syndicate members (and other lenders who have been assigned their rights through secondary market transactions). Lender Syndicate Information may or may not be material. It may include the credit agreement and related documents, bank books and company projections, proposals for amendments and waivers to credit documents, compliance certificates relating to covenants and other terms of the credit agreement, and any other Confidential Information relating to the Company or terms of the loan. AI public-side employees who are uncertain whether any information they possess is Lender Syndicate Information should consult with LCD.

(ii)    Other Confidential Information

“Other Confidential Information” is any information about a Company that is not public information and is not Lender Syndicate Information. Other Confidential Information may or may not be material. Other Confidential Information is a broad category that includes:

•	All information that a Company provides pursuant to the terms of a confidentiality agreement;

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•	All information that is communicated by the Company to a steering committee/creditors committee, which has not been distributed to all syndicate members; and
•

All other information about a Company that is not publicly available, such as “tips” received directly or indirectly from a third party, whether inside or outside of a client relationship. To be clear, this encompasses information learned outside of the scope of employment with the Bank.

D.      “Materiality” of Information

As used in these guidelines, information is “material” with respect to a Company if it has “market significance” in the sense that the dissemination of such information is likely to affect the market price of any outstanding securities of the Company or the pricing of loans made to such Company, or is likely to be considered important by reasonable investors in determining whether to purchase or sell securities of the Company. AI public-side employees who are uncertain whether any information they possess is “material” should consult with LCD.

5.	General Policy on Prevention of Insider Trading

A.    Limited Access to Confidential Information

AI public-side employees generally make portfolio investments from the “public” side of the Bank and avoid access to Confidential Information. On a Company-by-Company basis, however, one or more senior designated representatives of AI public-side employees (“Designated Officers”) may, upon request by relevant AI public-side employees, approve the proposed election to receive Confidential Information on behalf of AI public-side employees. Designated Officers are individuals who are charged with risk management or general oversight responsibilities and who do not direct, effect, or recommend securities and/or securities-based swap transactions or loan trades for any account. The election may be either limited to Lender Syndicate Information or may include Other Confidential Information (such as information available to a steering committee/creditors committee). No receipt of Confidential Information may occur without the prior approval of the Designated Officer. The Designated Officer must consult LCD prior to making each election to receive Confidential Information with respect to a Company. If approved, LCD will release the information to the AI public-side employee in accordance with the procedures set forth in Section 6 of this policy.

B.    Prohibited Access to Confidential Information

AI public-side employees may not possess, obtain or attempt to access Confidential Information, in any form, except as otherwise provided in these procedures. AI public-side employees may attend or participate in outside business meetings or conference calls in whole or in part (e.g., lenders/bondholders meetings), if they can reasonably avoid receiving Confidential Information concerning a Company. If an AI public-side employee seeks to attend or participate in outside meetings or conference calls relating to the Company, but cannot reasonably expect to avoid receiving Confidential Information, the prior approval of the Designated Officer to attend such meetings or participate in such conference calls must be obtained in accordance with these policies and procedures. In addition, AI public-side employees must notify LCD immediately if they come into possession of Confidential Information from business or personal sources. They must also provide LCD with a copy of any material containing such information, if available.

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C.    Trading Prohibition

AI public-side employees may not effect transactions in any accounts (including any proprietary, advisory or employee accounts) or advise others to effect transactions while such person is in possession of Confidential Information, except that transactions in certain loans or private instruments may be effected while in possession of Lender Syndicate Information in accordance with the provisions of Section 4 below.

D.    Other Prohibitions

While in possession of Confidential Information, AI public-side employees may not misappropriate the information or tip other third parties. Lender Syndicate Information may be given to third parties who are potential or existing lenders as permitted in the secondary loan trading markets. Additionally, information may be given to other third parties only with specific consent of the Company or issuer pursuant to confidentiality provisions and approval by LCD.

6.	Restricted List Procedures

AI public-side employees are subject to the “AI Restricted List,” and must comply with the procedures set forth below when effecting transactions in any accounts (including proprietary, advisory or employee accounts).

A.    Restriction Tiers. The AI Restricted List consists of the following:

¡	Companies concerning which AI public-side employees are or may be in possession of material Lender Syndicate Information (“Tier 1 Restriction”);
¡	Companies concerning which AI public-side employees are or may be in possession of material Other Confidential Information (“Tier 2 Restriction”); and
¡

Those securities of Companies with respect to which: (i) other parts of CS (e.g., CIBD) are participating in a distribution or involved as a dealer-manager in a tender offer and certain regulatory restrictions apply; (ii) CS is an affiliate; or (iii) CS is otherwise restricted from trading by law or regulation (“Regulatory Tier Restriction”).

Prior to initiating a securities and/or securities-based swap transaction or effecting a loan trade, AI public-side employees must check the AI Restricted List to determine whether transactions involving a particular Company have been restricted. All AI public-side employees have access to the AI Restricted List via email.

B.    Maintenance of the AI Restricted List

The AI Restricted List is maintained by LCD. LCD determines which Companies should be placed on the AI Restricted List and when they should be removed. A Company will be placed on the AI Restricted List with a Tier 1 or Tier 2 designation either at the time the Designated Officer approves a proposed election to receive material Confidential Information concerning a Company or if LCD is otherwise notified by a AI public-side employee that he or she has come into the possession of material Confidential Information. LCD has sole responsibility for maintaining the Regulatory Tier of the AI Restricted List in compliance with Regulation M of the Securities Exchange Act of 1934, Rule 14e-5 hereunder and any other applicable laws or regulations.

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In general, a Company will be removed from the AI Restricted List (Tier 1 or 2) when:

¡	Information possessed by AI public-side employees becomes publicly available; or
¡	Projections, financial ratios, financial statements or other information possessed by AI public-side employees becomes stale as determined by LCD.

Any request from an AI public-side employee to have a Company removed from the AI Restricted List (Tier 1 or 2) must be directed to LCD. While LCD makes the final determination to remove a Company from the AI Restricted List (Tier 1 or 2), it is the responsibility of relevant AI public-side employees to monitor and promptly alert LCD as to the likely events that would justify removal.

C.    Effects of Restricted List Designations

¡

Tier 1 Restriction: AI public-side employees are generally prohibited from entering into any securities and/or securities-based swap transaction relating to a Company designated as Tier 1 Restriction in any accounts (including any proprietary, advisory or employee accounts). Trades in the loan market (i.e., with counterparties that have access to Lender Syndicate Information) with respect to the Company’s loans, however, are not restricted.

¡

Tier 2 Restriction: AI public-side employees are generally prohibited from entering into any securities and/or securities-based swap transaction relating to a Company designated as Tier 2 Restriction and also from effecting any trades in the loan market in the Company.

¡

Regulatory Tier Restriction: AI public-side employees are prohibited from trading in specific securities of Companies designated as Regulatory Tier Restriction or any other securities that may be convertible into, exchangeable for, or exercisable for such securities.

D.    Exceptions

Any request for an exception from the restrictions discussed above must be directed to LCD. In appropriate circumstances, LCD may grant exceptions to the AI Restricted List after consultation with senior management of AI.

7.	“Big Boy” Letters

No AI public-side employee may effect a purchase or sale of a Company’s securities through the so-called “Big Boy Letter,” when that Company appears on the AI Restricted List, unless he or she obtains the explicit prior approval to do so from senior management of AI in consultation with LCD. A senior LCD representative must review the proposed terms and conditions of the Big Boy Letter prior to its execution. It is the Bank’s policy that the use of Big Boy Letters is to be permitted only in very limited cases.

8.	Specific Guidelines Applicable to the Leveraged Investment Group and Existing or to Be Formed Direct Hedge Funds

Measures for Limiting Access to Confidential Information:

A.    Managing Access in General

All documents and communications that are identified as likely sources for containing Confidential Information (collectively, “Materials”) are to be directed to LCD for review in advance of distribution to AI public-side employees. Such Materials include, without

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limitation, bank books, meeting or conference call presentation materials, periodic compliance certificates, amendments, monthly financial statements. No AI public-side employee may seek to access Materials directly or indirectly prior to review by LCD. Unauthorized access to Materials may constitute grounds for disciplinary action and result in trading restrictions.

B.    Faxes and Mail

Except as otherwise approved by LCD (e.g., certain AI Operations groups), LCD will receive and review all incoming AI faxes and mail, including overnight and hand delivery packages, before they are released to AI public-side employees in accordance with the “Review and Redact” procedures set forth below in paragraph (e). In no event may AI public-side employees attempt to directly access faxes or mail. The fax machine situated in a secure location accessible only by LCD should be the fax number used by AI public-side employees for all incoming facsimiles. “Outgoing-Only” facsimile equipment is available to AI public-side employees.

C.    IntraLinks, Syndtrak and Other Similar Databases (collectively, the “Databases”)

LCD representatives are the only authorized AI public-side holders of any of the Databases’ passwords. No AI public-side employee may obtain or seek access to the Databases without LCD consent. LCD will review all electronic notifications received from the applicable Databases regarding prospective and existing investments, before the information available through such Databases is released to AI public-side in accordance with the “Review and Redact” procedures set forth below in paragraph (e). In the event that AI public-side employees receive Database notifications and/or receive information directly through such Databases, they should take reasonable steps not to access such information and should forward the information immediately to LCD, indicating whether the information has been accessed by such AI public-side employee.

D.    Emails

AI public-side employees may not obtain, or make any effort to obtain, Confidential Information from any external source in violation of these guidelines. If any AI public-side employee has reason to believe that he or she has received unauthorized emails or instant messages that may contain Confidential Information concerning a particular company, the AI public-side employee must not access such communications and must contact LCD immediately. If it is uncertain as to whether a communication contains Confidential Information, or if a communication has been accessed inadvertently, the AI public-side employee must also contact LCD immediately. LCD will determine whether to place the Company on the AI Restricted List. If any AI public-side employee expects to receive email and/or other electronic communications (e.g., communications available via Bloomberg) that may contain Confidential Information concerning a particular company not on the AI Restricted List, the AI public-side employee should take appropriate steps in advance to ensure that such communications remain unopened and are instead forwarded to LCD. LCD will review and release such information to AI public-side employees in accordance with the “Review and Redact” procedures set forth below in paragraph (e).

E.    Review and Redact

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Materials directed to LCD will be reviewed by LCD representatives before they are released to AI public-side employees. The responsible LCD representative will initial and date Material released to AI public-side employees. In general, Materials or portions of Materials containing Public Information will be promptly released to the intended AI public-side recipient. If particular Material is deemed to contain Confidential Information concerning any Company not placed on the AI Restricted List, LCD will withhold (i) the entire Material or (ii) the relevant portions of the Material containing such information (for example, by removing confidential data from a report). If particular Material is deemed to contain Confidential Information concerning a Company appearing on the AI Restricted List (Tier 1), LCD will review the Material and will release only Material containing Lender Syndicate Information to the intended AI public-side recipient. If the Material also contains Other Confidential Information, LCD will withhold (i) the entire Material, or (ii) the relevant portions of the Material containing such information. All Materials or relevant portions thereof withheld by LCD will be retained in a secure location or file not accessible by AI public-side employees, except in accordance with the procedure set out in paragraph (f) below.

F.  Access to Withheld Information

LCD will consult with the Designated Officer to determine whether to notify a particular AI public-side employee regarding the existence of withheld information (but not the substance of it). If approval is granted by the Designated Officer to notify an AI public-side employee regarding the withheld information, the Company will be placed on the AI Restricted List (Tier 1 or 2), and the requested information will be released by LCD. In general, LCD will not inform AI public-side employees that a particular document or IntraLinks notification or Material referenced therein has been withheld.

G.  Creditors and Steering Committee Meetings

No AI public-side employee may participate or seek to participate on a creditors’ committee or a steering committee of a Company without prior approval of the Designated Officer in consultation with LCD. If approval is granted, the Company will be placed on the AI Restricted List (Tier 2).

9.	Safeguarding Confidential Information

A.  Access to Documents and Technology

AI public-side employees must safeguard and store documents containing Confidential Information that they have been granted access to in locked file cabinets or other secure locations when they are not in use. Those documents containing Confidential Information should not be placed in office areas where unauthorized persons may have access and should not be left exposed on desks, printers, fax machines, copiers, or in work rooms or other locations that are not secure. Code names or numbers should be used when practical for confidential projects. Where code names or numbers have been assigned to a project, internal documents and emails generated with respect to the project should, to the greatest extent possible, use the relevant code names or numbers. Databases and other sources that contain Confidential Information and are accessible by computer or other technological means should be password-protected or otherwise secure from access by unauthorized persons.

B.  Discussions and Electronic Communications

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AI public-side employees should not discuss Confidential Information in public places such as hallways, elevators, taxis, airplanes, airports, subways, trains, and restaurants. Speakerphones should not be used in circumstances where Confidential Information may be overheard. Mobile phones may not be secure, and AI public-side employees should therefore use them with care. AI public-side employees must use email and other electronic communications with care and in compliance with the Bank’s policies on use of electronic communications. AI public-side employees may only use Bank-authorized email and instant messaging systems.

C.  Physical Separation

In accordance with the AI Information Barriers Policy, AI public-side employees are physically separated from other parts of the Banking and Securities Divisions, including AI private-side employees. AI public-side employees must act in a manner that is consistent with these physical barriers to information flow. In addition, to the extent possible, access to the AI public-side office areas where Confidential Information may be observed or discussed should be limited to individuals with a business reason for being in the area. The restrictions of this subsection (c) do not apply to any individuals designated by LCD as “above the Wall.”

D. Obligations to Report Violations

AI public-side employees who have reason to believe that they or someone else have obtained or disclosed Confidential Information in a manner not permitted by these guidelines and any other applicable Bank policies and procedures should contact LCD immediately. In such circumstances, the employees must not use or further disclose such information.

10.	Conflicts Clearance

A.  Prior Approval from LCD

Whenever one or more business groups of AI public-side is contemplating undertaking a loan origination or other financing activity (including bank loan or bridge loan originations or other privately negotiated financing transactions, but excluding secondary market transactions), the designated “Deal Team” leader must notify LCD and the Designated Officer, who will coordinate the clearance process with the Bank’s Conflicts Officer for Americas. The foregoing notification must be provided prior to entering into substantive discussions with a Company regarding a potential financing transaction. Please note that the conflicts clearance process and the AI Restricted List requirements are two separate procedures that must be complied with for the life of a transaction.

B.  Origination/Financing Agreements

Any agreements with Companies relating to loan originations or other financing transactions must be reviewed and approved by LCD before they are executed. AI public-side employees may not agree (either orally or in writing) to comply with or be bound by any such agreement without the prior approval of LCD.

C.  Confidentiality Agreements

No confidentiality agreements may be executed without prior review and approval of LCD. LCD will notify the Bank’s Conflicts Officer prior to authorizing execution of any confidentiality agreement.

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George Hornig

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